                                                                    Exhibit 14.1



                       CODE OF BUSINESS CONDUCT AND ETHICS


                         Cover page for website policy:

      OUR CODE EMBODIES POLICIES ENCOURAGING INDIVIDUAL AND PEER INTEGRITY, ETHICAL BEHAVIOR AND OUR RESPONSIBILITIES TO OUR EMPLOYEES, CUSTOMERS, SUPPLIERS, STOCKHOLDERS, AND THE PUBLIC, AND INCLUDES:

   - Prohibiting conflicts of interest (including protecting corporate opportunities)

   - Protecting our confidential and proprietary information and that of our customers' and vendors'

   -  Treating our employees, customers, suppliers and competitors fairly

   -  Encouraging full, fair, accurate, timely and understandable disclosure

   -  Protecting and properly using company assets

   - Complying with laws, rules and regulations (including insider trading laws)

   -  Encouraging the reporting of any unlawful or unethical behavior

      THE INFORMATION BELOW ARE THOSE PORTIONS OF OUR CODE OF BUSINESS CONDUCT AND ETHICS, WHICH ADDRESS THE ISSUES LISTED ABOVE.




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                      [JDA SOFTWARE GROUP, INC. LETTERHEAD]



A MESSAGE ABOUT THE CODE OF BUSINESS CONDUCT AND ETHICS FROM OUR CEO:

To All Officers, Directors and Employees:

      One of JDA's most valuable assets is its integrity. Protecting this asset is the job of everyone in the company. To that end, we have established a Code of Business Conduct and Ethics. This code applies to every officer, director and employee. This code should also be provided to and followed by the company's agents and representatives, including consultants. This code is designed to help you comply with the law and maintain the highest standards of ethical conduct. It does not cover every issue that may arise, but it sets out basic principles and a methodology to help guide you in the attainment of this common goal.

      All of JDA's officers, directors and employees must carry out their duties in accordance with the policies set forth in this code and with applicable laws and regulations. Except as otherwise set forth in this code, to the extent that other company polices and procedures conflict with this code, you should follow this code. Any violation of applicable law or any deviation from the standards embodied in this code can result in disciplinary action up to and including termination. Disciplinary action also may apply to an employee's supervisor who directs or approves the employee's improper actions, or is aware of those actions but does not act appropriately to correct them. In addition to imposing its own discipline, the company may also bring suspected violations of law to the attention of the appropriate law enforcement personnel. If you are in a situation which you believe may violate or lead to a violation of this code, follow the procedures described in this code.

      The standard required by this code is one of thoughtful consideration, and careful application, of legal requirements.

                                      SIGNATURE



                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER




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                            JDA SOFTWARE GROUP, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

1.    INTRODUCTION

      One of our company's most valuable assets is its integrity. Protecting this asset is the job of everyone in the company. To that end, we have established this Code of Business Conduct and Ethics to help our directors, officers and employees both comply with the law and maintain the highest standards of ethical conduct. This Code does not cover every issue that may arise, but it sets out basic principles and a methodology to help guide you in the attainment of this common goal. This Code should also be provided to and followed by the company's agents and representatives, including consultants. Under this Code, the term "director" refers to a member of the company's Board of Directors, rather than an employee whose job title designates that employee as a director.

      All of the company's officers, directors and employees must carry out their duties in accordance with the policies set forth in this Code and with applicable laws and regulations. Violations of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action that may include oral or written warning, disciplinary probation, suspension, reduction in salary, demotion or dismissal from employment. These disciplinary actions also may apply to an employee's supervisor who directs or approves the employee's improper actions, or is aware of those actions but does not act appropriately to correct them. In addition to imposing its own discipline, the company may also bring suspected violations of law to the attention of the appropriate law enforcement personnel. If you are in a situation or are aware of a situation which you believe may violate or lead to a violation of this Code, follow the procedures described herein.

      The company has designated the company's General Counsel and Chief Financial Officer to act as the Compliance Team, responsible for overseeing communication, training, monitoring, and overall compliance with this Code.

      This Code describes at a high level certain prohibited conduct focusing primarily on compliance with law and ethical conduct. Other company policies discuss more specifically additional conduct that may not be unlawful, but is prohibited nonetheless; for example, the unauthorized approval of agreements. For your convenient reference, attached as an addendum to this Code is a chart summarizing certain prohibited conduct, referencing applicable company policies and procedures and providing the location of such policies and procedures. Except as otherwise set forth herein, to the extent that other company polices and procedures conflict with this Code, you should follow this Code.

2.    SUMMARY OF PROHIBITED CONDUCT

Below is a list of certain conduct prohibited by this Code and/or company policy. The list is not intended to be all inclusive, nor is it intended to be a complete description of the prohibited conduct. Instead, it is a high-level summary of the more egregious forms of prohibited conduct, together with references to policy documents (other than this Code) where you may obtain

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further information regarding the prohibited conduct. Any company associate found to have engaged in any prohibited conduct is subject to discipline up to and including immediate termination.

You should not only be familiar with the Code, but also with the referenced policy documents. All referenced policy documents are available on the company Intranet (http://explorejda.jda.com/) under either the Human Resources or the Accounting/Legal team intranets. If you have any questions concerning whether certain conduct may be prohibited by one or more of the company's policies, please contact your manager, Human Resources, or a member of the Compliance Team.

PROHIBITED CONDUCT             DETAILS                                      FOR ADDITIONAL INFORMATION, SEE:
------------------             -------                                      --------------------------------
INSIDER TRADING                You must not buy or sell company stock       Policies and Procedures Manual --
                               while you possess material, non-public       TRADING RESTRICTIONS ; Insider Trading
                               information                                  Policy

TRADING WINDOWS                If the Insider Trading Policy classifies     Insider Trading Policy
                               you as a "Designated Employee" you must
                               not trade company stock during the
                               quarterly blackout period. In addition,
                               you must not trade company stock if you
                               are informed that you are subject to a
                               special trading blackout.

CHAT ROOMS                     You must not participate in internet chat    Insider Trading Policy
                               room discussions or post on message boards
                               regarding the company or its competitors.

UNAUTHORIZED AGREEMENT         All agreements (including letters of         Policies and Procedures Manual --
APPROVALS                      intent and similar documents) must be        CONTRACTS, AGREEMENTS AND ALLIANCES;
                               approved by the Legal Department.            Internal Contract Controls

UNAUTHORIZED AGREEMENT         Customer agreements (for software,           Contract Process Explanatory Memo; SOW
SIGNATURES                     support, services, worldwide) may only be    Explanatory memo; Internal Contract
                               signed by designated individuals             Controls

SIDE LETTERS                   Side letters (including any email or other   Contract Process Explanatory Memo;
                               communication that adds to or changes the    Contract Tutorial; Internal Contract
                               terms of an agreement) are a form of         Controls
                               agreement and must be authorized by both
                               the company's CEO and CFO

INADEQUATE SOW REVIEW AND      All fixed bid and non-standard time and      SOW Explanatory Memo and SOW FAQ;
SIGNATURE                      materials Statements of Work  ("SOW")        Internal Contract Controls
                               require legal, accounting and


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
PROHIBITED CONDUCT             DETAILS                                      FOR ADDITIONAL INFORMATION, SEE:
------------------             -------                                      --------------------------------
                               regional VP approval prior to presentation
                               clients.

UNAUTHORIZED COMMITMENTS       Proposals and RFP responses are not to be    Internal Contract Controls
(PROPOSALS AND RFP RESPONSES)  incorporated into contracts. Do not agree to this in a proposal or RFP response.
                               Exceptions to this policy must be approved
                               in advance by the Company's CEO and
                               General Counsel. Payment terms must be
                               approved by Accounting.

UNAUTHORIZED PURCHASES AND     Purchases of ANY products or services must   Policies and Procedures Manual --
EXPENDITURES                   observe purchasing limits and signature      PURCHASING/REQUISITION POLICY
                               limits.

HARASSMENT AND DISCRIMINATION  Harassment includes creating a hostile       Policies and Procedures Manual -- EQUAL
                               environment  even if no persons of           EMPLOYMENT OPPORTUNITY AND COMPLAINT
                               protected classes are present.               PROCEDURE

DISCLOSING OR MISUSING         Treat all company and client information     Policies and Procedures Manual --
CONFIDENTIAL COMPANY OR        as if it were confidential, unless it is     CONFIDENTIALITY OF COMPANY INFORMATION
CLIENT INFORMATION             available on our web site. In addition,
                               confidential information within the
                               company should be treated strictly on a
                               "need to know" basis.

EXPENSE ACCOUNT/CORPORATE      Corporate cards are for company business     Policies and Procedures Manual --
CREDIT CARD ABUSE              only and, per the agreement, are payable     EXPENSE REPORTS, CREDIT CARDS
                               upon receipt.

MISUSE OF COMPANY SYSTEMS OR   Company computer systems (including          Policies and Procedures Manual --
COMMUNICATIONS                 JDA-issued laptops), email, telephone, fax   SYSTEMS USER POLICY
                               and other devices are for company business
                               and must not be used to receive, store or
                               transmit illegal or objectionable material
                               or for the benefit of another business.
LICENSE OR COPYRIGHT ABUSE     Use of unlicensed software or other          Policies and Procedures Manual --
                               license violations; use of illegal           SYSTEMS USER POLICY
                               material such as illegally downloaded
                               music, video, or images.

OTHER CONDUCT LISTED IN THE                                                 Policies and Procedures Manual --
"TERMINATION" SECTION OF THE                                                TERMINATION
POLICIES AND PROCEDURES
MANUAL


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3.    COMPLIANCE WITH LAWS AND REGULATIONS

      THE COMPANY SEEKS TO COMPLY WITH THE LAWS AND REGULATIONS IN ALL COUNTRIES IN WHICH IT OPERATES.

      Numerous federal, state and local laws and regulations define and establish obligations with which the company, its employees and agents must comply. Under certain circumstances, local country law may establish requirements that differ from this Code. You are expected to comply with all local country laws in conducting the company's business and in performing your duties for the company, including those prohibiting discrimination based on age, sex, race, religion or other characteristics. If you violate these laws or regulations in performing your duties for the company, you not only risk individual indictment, prosecution and penalties, and civil actions and penalties, you also subject the company to the same risks and penalties, and you may be subject to immediate disciplinary action, including possible termination of your employment or affiliation with the company.

      If you believe there is any conflict between this Code and local laws, you should consult with a member of the Compliance Team.

4.    FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

      It is of paramount importance to the company that all disclosure in reports and documents that the company files with, or submits to, the Securities and Exchange Commission, and in other public communications made by the company is full, fair, accurate, timely and understandable. The company maintains a Disclosure Committee to help oversee its public disclosure. You should consult with a member of the Compliance Team if you have any concerns about the accuracy of any public disclosure. You must take all steps available to assist the company in these responsibilities consistent with your role within the company. In particular, you are required to provide prompt and accurate answers to all inquiries made to you in connection with the company's preparation of its public reports and disclosure.

      Any attempt to enter inaccurate or fraudulent information into the company's accounting system will not be tolerated and will result in disciplinary action, up to and including termination of employment.

5. SPECIAL ETHICS OBLIGATIONS FOR PERSONS WITH FINANCIAL REPORTING RESPONSIBILITIES

      Each director, the Chief Executive Officer, President, Chief Financial Officer and all executive officers elected or designated by the Board of Directors are Senior Company Representatives. Each Senior Company Representative bears a special responsibility for promoting integrity throughout the company. Furthermore, the Senior Company Representatives have a responsibility to foster a culture throughout the company as a whole that ensures the fair and timely reporting of the company's results of operation and financial condition and other financial information.


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      Because of this special role, the Senior Company Representatives are bound by the following Financial Officer Code of Ethics, and by accepting the Code of Business Conduct and Ethics each agrees that he or she will:

   -  Perform his or her duties in an honest and ethical manner.

   - Refrain from engaging in any activity or having a personal interest that presents an actual or apparent conflict of interest. A conflict of interest occurs when a person's personal interest interferes, or appears to interfere, with the interests of the company. A conflict of interest can arise when a Senior Company Representative takes action or has interests that prevents or interferes with that person's performing his or her company duties and responsibilities honestly, objectively and effectively.

   - Take all necessary actions to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the company files with, or submits to, government agencies and in other public communications.

   - Comply with all applicable laws, rules and regulations of federal, state and local governments.

   - Proactively promote and be an example of ethical behavior in the work environment.

6.    INSIDER TRADING

      YOU SHOULD NEVER TRADE SECURITIES ON THE BASIS OF CONFIDENTIAL INFORMATION ACQUIRED THROUGH YOUR EMPLOYMENT RELATIONSHIP OR SERVICES FOR THE COMPANY AND SHOULD NEVER DISCLOSE CONFIDENTIAL INFORMATION TO SOMEONE FOR THE PURPOSE OF ENABLING THEM TO MAKE A PROFIT OR AVOID A LOSS TRADING SECURITIES.

      You are prohibited under both federal law and company policy from purchasing or selling company stock, directly or indirectly, on the basis of material non-public information concerning the company. Any person possessing material non-public information about the company must not engage in transactions involving company securities until this information has been released to the public, unless any such transaction is otherwise lawful pursuant to a 10b5-1 trading plan. Generally, material information is that which would be expected to affect the investment decisions of a reasonable investor or the market price of the stock. You must also refrain from trading in the stock of other publicly held companies, such as existing or potential customers or suppliers, on the basis of material confidential information obtained in the course of your employment or service as a director. It is also illegal to recommend a stock to (i.e., "tip") someone else on the basis of such information or to pass on confidential information to someone for the purpose of enabling them to make a profit or avoid a loss trading securities. Both the tipper and the tippee, and anyone else to whom the tippee passes the information, may be held liable. If you have a question concerning appropriateness or legality of a particular securities transaction, consult with a member of the company's Compliance Team.

      Officers, directors and certain other employees of the company are subject to additional responsibilities under the company's Insider Trading Policy, a copy of which has been provided

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to each such officer, director and employee, and which can be obtained from the company's Intranet at http://explorejda.jda.com (please select "Legal," then "Processes & Policies") or from a member of the company's Compliance Team or Human Resources Department. You should also refer to the "Trading Restrictions" section of the company's Policies and Procedures Manual, which may also be obtained from the company's Intranet (at the link referenced above) or from a member of the Compliance Team or Human Resources Department.

      If the Insider Trading Policy classifies you as a "Designated Employee" you must not trade the company's stock during the quarterly blackout period. Additionally, you must not trade the company's stock if you are informed that you are subject to a special trading blackout. You must not participate in internet chat room discussions or post on message boards regarding the company or its competitors. You should refer to the Insider Trading Policy for more details.

7.    CONFLICTS OF INTEREST

      YOU SHOULD AVOID ANY SITUATION IN WHICH YOUR PERSONAL INTERESTS CONFLICT OR WOULD APPEAR TO CONFLICT WITH THE COMPANY'S INTERESTS.

      You should avoid entering into situations in which your personal, family or financial interests may conflict with those of the company. The following are examples of conflicts that must be declared and resolved:

   - a conflict situation arises when you, or a member of your family, receives improper personal benefits as a result of your position in the company;

   - a conflict situation can arise when you take business-related actions or have interests that make it difficult to perform your company work objectively and effectively;

   - it is almost always a conflict of interest for company employees to work simultaneously for a competitor, customer or supplier;

   - having an interest in a customer, supplier, or competitor (other than through mutual funds or through holdings of individual securities worth less than $500,000) of the company;

   - acquiring an interest in property (such as real estate, patent or other intellectual property rights or securities) in which you have reason to know the company has, or might have, a legitimate interest;

   - loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest;

   - you may not divulge or use the company's confidential information - such as financial data, customer information, or computer programs - for your own personal or business purposes;

   - making gifts or payments, or providing special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other

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      action, which is beneficial to the company and which the customer, supplier or competitor would not otherwise have taken; or

   - you are given the right to buy stock in other companies or receive cash or other payments in return for promoting the services of an advisor, such as an investment banker, to the company.

      Any transaction proposed between the company and a related party must be submitted to the company's Audit Committee for review. The company will not, directly or indirectly, extend or maintain credit, or arrange for an extension of credit, in the form of a personal loan to or for any executive officer or director.

      Neither you, nor members of your immediate family, are permitted to solicit or accept valuable gifts, payments, special favors or other consideration from customers, suppliers or competitors.

      Conflicts are not always clear-cut. If you become aware of a conflict, potential conflict, or have a question as to a potential conflict, you should consult with your manager or a member of the company's Compliance Team and/or follow the procedures described in Section 12 of this Code. If you become involved in a situation that gives rise to an actual conflict, you MUST inform your supervisor or a member of the company's Compliance Team of the conflict.

8.    CORPORATE OPPORTUNITIES

      YOU OWE A DUTY TO THE COMPANY TO ADVANCE ITS LEGITIMATE INTERESTS WHEN THE OPPORTUNITY TO DO SO ARISES.

      Examples of prohibited conduct include, but are not limited to:

         - taking for yourself opportunities that are discovered through the use of corporate property, information or position;

         - using corporate property, information, or position for personal gain; and

         -  competing with the company.

      If you have any doubt with respect to any opportunity that presents itself to you, you should seek advice from your supervisor, manager or a member of the Compliance Team.

9.    CONFIDENTIALITY

      ALL CONFIDENTIAL INFORMATION THAT YOU OBTAIN WHILE EMPLOYED BY OR SERVING FOR THE COMPANY IS THE PROPERTY OF THE COMPANY AND MUST BE PROTECTED.

      Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed. You must maintain the confidentiality of such information entrusted to you by the company, its customers and its suppliers, except when disclosure is authorized by the company or required by law. As a matter

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of practice, you should treat all company and client information as confidential unless it is available on the company's web site or in its press releases or other public filings. Additionally, confidential information within the company should be communicated to other company employees and consultants strictly on a "need to know" basis.

      Examples of confidential information include, but are not limited to: the company's trade secrets; business trends and projections; information about financial performance; new product or marketing plans; research and development ideas or information; information about potential acquisitions, divestitures and investments; stock splits, public or private securities offerings or changes in dividend policies or amounts; significant personnel changes; and existing or potential major contracts, orders, suppliers, customers or finance sources or the loss thereof.

      Your obligation with respect to confidential information extends beyond the workplace. In that respect, it applies to communications with your family members and continues to apply even after your employment with, or services for, or director relationship with the company terminates. Additionally, if you are a company employee, as a condition to your employment, you signed a letter containing certain agreements regarding confidentiality and assignment of inventions. You are expected to fully and completely comply with the terms of that letter agreement. If you have misplaced your copy of this letter, you may obtain a duplicate copy from a member of the Compliance Team or Human Resources Department.

      For more details on this topic, you should refer to the company's policy regarding Confidentiality of Company Information, which can be obtained from the company's Intranet at http://explorejda.jda.com (please select "Legal," then "Processes & Policies") or from a member of the Compliance Team or Human Resources Department.

10.   FAIR DEALING

      OUR GOAL IS TO BE REGARDED AS A COMPANY THAT DOES BUSINESS WITH INTEGRITY.

      You should endeavor to deal with the company's customers, suppliers, competitors, employees and directors in an honest and forthright manner. Under federal and state laws, the company is prohibited from engaging in unfair methods of competition, and unfair or deceptive acts and practices. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

      Examples of prohibited conduct include, but are not limited to:

   -  bribery or payoffs to induce business or breaches of contracts by others;

   -  acquiring a competitor's trade secrets through bribery or theft;

   - making false, deceptive or disparaging claims or comparisons about competitors or their products or services;

   -  mislabeling products or services;


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   -  making affirmative claims about the company's products and services without having a reasonable basis for doing so.

11.   PROTECTION AND PROPER USE OF COMPANY ASSETS

      YOU SHOULD ENDEAVOR TO PROTECT THE COMPANY'S ASSETS AND ENSURE THEIR PROPER USE.

      Company assets are to be used only for legitimate business purposes of the company and only by authorized employees, officers and directors or their proper designees. This includes both tangible and intangible assets. Intangible assets include intellectual property such as trade secrets, patents, trademarks and copyrights, business, marketing and service plans, engineering and manufacturing ideas, designs, databases, company records, salary information, and any unpublished financial data and reports. Unauthorized alteration, destruction, use, disclosure or distribution of company assets violates company policy and this Code. Theft, carelessness and waste have a direct impact on the company's profitability and will not be tolerated.

      The company provides computers, voice mail, electronic mail (e-mail), and Internet access to certain employees for the purpose of achieving the company's business objectives. As a result, the company has the right to access, reprint, publish, or retain any information created, sent or contained in any of the company's computers or e-mail systems of any company machine. You may not use e-mail, the Internet or voice mail for any illegal purpose or in any manner that is contrary to the company's policies or the standards embodied in this Code.

      You should not make copies of, or resell or transfer copyrighted publications, including software, manuals, articles, books, and databases being used in the company, that were created by another entity and licensed to the company, unless you are authorized to do so under the applicable license agreement. In no event should you load or use, on any company computer, any software, third party content or database without fully complying with the Systems User Policy. You may use a handheld computing device or mobile phone in connection with your work for the company, but must not use such device or phone to access, load or transfer content, software or data in violation of any applicable law or regulation or without the permission of the owner of such content, software or data. If you should have any question as to what is permitted in this regard, please consult with the company's Director of the Information Technology Group.

      For more details on this topic, you should refer to the company's Systems User Policy, a copy of which can be obtained from the company's Intranet at http://explorejda.jda.com (please select "Legal," then "Processes & Policies") or from a member of the Compliance Team.

12. REPORTING VIOLATIONS OF COMPANY POLICIES AND RECEIPT OF COMPLAINTS REGARDING FINANCIAL REPORTING OR ACCOUNTING ISSUES

      YOU SHOULD REPORT ANY VIOLATION OR SUSPECTED VIOLATION OF THIS CODE TO THE APPROPRIATE COMPANY PERSONNEL OR VIA THE COMPANY'S ANONYMOUS AND CONFIDENTIAL REPORTING PROCEDURES.

      The company's efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that you promptly bring to the attention of a member of the Compliance Team or, if appropriate, the Chair of the Audit Committee, any material transaction,

                                       11
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relationship, act, failure to act, occurrence or practice that you believe, in good faith, is inconsistent with, in violation of, or reasonably could be expected to give rise to a violation, of this Code.

      You should report any suspected violations of this Code in accordance with the procedures set forth below.

   - In the event you believe a violation of the Code, or a violation of applicable laws and/or governmental regulations has occurred or you have observed or become aware of conduct which appears to be contrary to the Code, immediately report the situation to your supervisor, a member of the Compliance Team or, if appropriate, the Chair of the Audit Committee. Supervisors or managers who receive any report of a suspected violation must report the matter to a member of the Compliance Team.

   - If you have or receive notice of a complaint or concern regarding the company's financial disclosure, accounting practices, internal accounting controls, auditing, or questionable accounting or auditing matters, you MUST immediately advise your supervisor, or a member of the Compliance Team or the Chair of the Audit Committee. All such complaints or concerns will be forwarded (i) immediately to the Chief Financial Officer and Chief Executive Officer, unless the Chief Financial Officer or Chief Executive Officer, respectively, is the subject of such complaint, and (ii) promptly to the Audit Committee, except any complaints that are determined to be without merit by both the General Counsel and Chair of the Audit Committee may instead be reported at the next regularly scheduled meeting of the Audit Committee. The Audit Committee will evaluate the merits of any complaints received and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the complaint.

   - If you wish to report any such matters anonymously or confidentially, then you may do so as follows:

         - Mail a description of the suspected violation or other complaint or concern to:

                  GENERAL COUNSEL OR CHIEF FINANCIAL OFFICER
                  JDA SOFTWARE GROUP, INC.
                  14400 NORTH 87TH STREET
                  SCOTTSDALE, AZ  85260-3649

                  OR

                  AUDIT COMMITTEE CHAIR
                  5430 E. ARCADIA LANE
                  PHOENIX, AZ 85018

   - Use common sense and good judgment; Act in good faith. You are expected to become familiar with and to understand the requirements of the Code. If you become aware of a suspected violation, don't try to investigate it or resolve it on your own. Prompt

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      disclosure to the appropriate parties is vital to ensuring a thorough and timely investigation and resolution. The circumstances should be reviewed by appropriate personnel as promptly as possible, and delay may affect the results of any investigation. A violation of the Code, or of applicable laws and/or governmental regulations is a serious matter and could have legal implications. Allegations of such behavior are not taken lightly and should not be made to embarrass someone or put him or her in a false light. Reports of suspected violations should always be made in good faith.

   - Internal investigation. When an alleged violation of the Code, applicable laws and/or governmental regulations is reported, the company will take appropriate action in accordance with the compliance procedures outlined in Section 13 of the Code. You are expected to cooperate in internal investigations of alleged misconduct or violations of the Code or of applicable laws or regulations.

   - No fear of retaliation. It is a federal crime for anyone to intentionally retaliate or take any harmful action against or interfere with the lawful employment or livelihood of any person who provides truthful information concerning a possible violation of any federal law to a law enforcement official. The company will not permit any form of retribution against any person, who, in good faith, reports known or suspected violations of company policy. In cases in which you report a suspected violation in good faith and are not engaged in the questionable conduct, the company representative with whom the matter is raised will treat all such questions and reports in confidence to the extent consistent with effective investigation and will not reveal your identity unless permitted to do so by you, or unless required to do so.

13.   COMPLIANCE PROCEDURES

      The company has established this Code as part of its overall policies and procedures. Except as otherwise set forth herein, to the extent that other company policies and procedures conflict with this Code, you should follow this Code. The Code applies to all company directors and company employees, including all officers, in all locations.

      The Code is based on the company's core values, good business practices and applicable law. The existence of a Code, however, does not ensure that directors, officers and employees will comply with it or act in a legal and ethical manner. To achieve optimal legal and ethical behavior, the individuals subject to the Code must know and understand the Code as it applies to them and as it applies to others. You must champion the Code and assist others in knowing and understanding it.

   - Compliance. You are expected to become familiar with and understand the requirements of the Code. Most importantly, you must comply with it.

   - CEO Responsibility. The company's CEO shall be responsible for ensuring that the Code is established and effectively communicated to all employees, officers and directors. Although the day-to-day compliance issues will be the responsibility of the company's managers, the CEO has ultimate accountability with respect to the overall implementation of and successful compliance with the Code.


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   -  Corporate Compliance Management. The CEO shall choose a team of employees who will report to the CEO and be responsible for ensuring that the Code becomes an integral part of the company's culture (the "Compliance Team"). The Compliance Team will consist of the Company's General Counsel and Chief Financial Officer and such other personnel as the Chief Executive Officer may designate from time to time. The Compliance Team's charter is to ensure communication, training, monitoring, and overall compliance with the Code. The Compliance Team will, with the assistance and cooperation of the company's officers, directors and managers, foster an atmosphere where employees are comfortable in communicating and/or reporting concerns and possible Code violations.

   - Internal Reporting of Violations. The company's efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that all employees, officers and directors of the company report suspected violations in accordance with Section 12 of this Code.

   - Screening Of Employees. The company shall exercise due diligence when hiring and promoting employees and, in particular, when conducting an employment search for a position involving the exercise of substantial discretionary authority, such as a member of the executive team, a senior management position or an employee with financial management responsibilities. The company shall make reasonable inquiries into the background of each individual who is a candidate for such a position. All such inquiries shall be made in accordance with applicable law and good business practice.

   - Access to the Code. The company shall ensure that employees, officers and directors may access the Code on the company's website. In addition, each current employee will be provided with a copy of the Code. New employees will receive a copy of the Code as part of their new hire information. The Code will also be assessable through the company's Intranet (http://explorejda.jda.com/) (please select "Legal" and then "Processes and Policies"). From time to time, the company will sponsor employee training programs in which the Code and other company policies and procedures will be discussed.

   - Monitoring. The officers of the company shall be responsible to review the Code with all of the company's managers. In turn, the company's managers with supervisory responsibilities should review the Code with his/her direct reports. Managers are the "go to" persons for employee questions and concerns relating to the Code, especially in the event of a potential violation. Managers or supervisors will immediately report any violations or allegations of violations to a member of the Compliance Team. Managers will work with the Compliance Team in assessing areas of concern, potential violations, any needs for enhancement of the Code or remedial actions to effect the Code's policies and overall compliance with the Code and other related policies.

   - Internal Investigation. When an alleged violation of the Code is reported, the company shall take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, or if

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      the report involves a complaint or concern of any person, whether employee, a shareholder or other interested person regarding the company's financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the company's accounting or auditing, then the manager or investigator should immediately notify a member of the Compliance Team who, in turn, shall notify the General Counsel and/or Chairman of the Audit Committee, as applicable. If a suspected violation involves any director or executive officer or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the company's internal controls, any person who received such report should immediately report the alleged violation to a member of the Compliance Team, and if appropriate, the Chief Executive Officer and/or Chief Financial Officer, and, in every such case, the Chairman of the Audit Committee. The Compliance Team or the Chairman of the Audit Committee, as applicable, shall assess the situation and determine the appropriate course of action. At a point in the process consistent with the need not to compromise the investigation, a person who is suspected of a violation shall be apprised of the alleged violation and shall have an opportunity to provide a response to the investigator.

   - Disciplinary Actions. Subject to the following sentence, the Compliance Team, after consultation with the Chief Financial Officer or Chief Executive Officer, as applicable, shall be responsible for implementing the appropriate disciplinary action in accordance with the company's policies and procedures for any employee who is found to have violated this Code. If a violation has been reported to the Audit Committee or another committee of the Board, that Committee shall be responsible for determining appropriate disciplinary action. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action, up to and including termination of employment. In addition to imposing discipline upon employees involved in non-compliant conduct, the company also will impose discipline, as appropriate, upon an employee's supervisor, if any, who directs or approves such employees' improper actions, or is aware of those actions but does not act appropriately to correct them, and upon other individuals who fail to report known non-compliant conduct. In addition to imposing its own discipline, the company will bring any violations of law to the attention of appropriate law enforcement personnel.

   - Review and Retention of Reports and Complaints. All reports and complaints made to or received by the Compliance Team or the Chair of the Audit Committee shall be logged into a record maintained for this purpose by the Compliance Team, and this record of such report shall be reviewed by the Audit Committee at its quarterly meetings and retained for three (3) years.

   - Required Government Reporting. Whenever conduct occurs that requires a report to the government, the Compliance Team shall be responsible for complying with such reporting requirements.

   - Corrective Actions. Subject to the following sentence, in the event of a violation of the Code, the manager and Compliance Team should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to company

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      policies and procedures. If a violation has been reported to the Audit
      Committee or another committee of the Board, that committee shall be responsible for determining appropriate remedial or corrective actions. Such corrective action may include providing revised public disclosure, retraining company employees, modifying company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar non-compliant conduct and prevent it from occurring in the future. Such corrective action shall be documented, as appropriate.

14. PUBLICATION OF THE CODE OF BUSINESS CONDUCT AND ETHICS; AMENDMENTS AND WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

      The most current version of this Code will be posted and maintained on the company's website and filed as an exhibit to the company's Annual Report on Form 10-K. The company's Annual Report on Form 10-K shall disclose that the Code is maintained on the website and shall disclose that substantive amendments and waivers will also be posted on the company's website.

      Any substantive amendment or waiver of this Code (i.e., a material departure from the requirements of any provision) particularly applicable to or directed at executive officers or directors may be made only after approval by the Board of Directors, after receiving a recommendation from a committee comprised of a majority of independent directors, and will be disclosed within five (5) business days of such action in a Form 8-K filed with the Securities and Exchange Commission. Such disclosure shall include the reasons for any waiver.


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